Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
Investors Paul Massoud, CFA 813-775-4260 paul.massoud@mosaicco.com	Joan Tong, CFA 863-640-0826 joan.tong@mosaicco.com	Media Ben Pratt 813-775-4206 media@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2026 RESULTS
•First quarter results included an operating loss of $373 million and a net loss of $258 million; excluding notable items, adjusted EBITDA(1) totaled $416 million.
•Sales volumes in the first quarter totaled 1.9 million tonnes for Phosphate, 2.2 million tonnes for Potash, and 1.6 million tonnes for Mosaic Fertilizantes.
•Riverview, Bartow, and Faustina phosphoric acid production rates were at target in the first quarter. Major turnaround was completed at New Wales in March.
•Capital expenditures in 2026 are now expected to be $1.25 billion, reflecting a deferral of less-time sensitive spending.
•Phosphate production plan in the U.S. and Brazil is under review as a result of raw material constraints; partial curtailments to begin in May.
TAMPA, FL, May 11, 2026 - The Mosaic Company (NYSE: MOS), reported a net loss of $258 million and diluted earnings per share (EPS) of $(0.81) for the first quarter of 2026. Adjusted EBITDA(1) was $416 million and adjusted EPS(1) was $0.05.

“Business conditions were volatile in the first quarter. We responded by curtailing uneconomic production, carefully managing working capital and using our market access to meet customer demand," said President and CEO Bruce Bodine. "As we look to the rest of the year, we are prepared to take additional actions to ensure we navigate effectively for the short term while preserving our ability to benefit when market dynamics improve."

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Consolidated Results:

In millions $ except as noted below	Q1 2026	Q4 2025	Q1 2025
Net Sales - billions $	$3.0	$3.0	$2.6
Selling, General and Administrative Expenses	$136	$119	$123
Operating Earnings (Loss)	$(373)	$(101)	$339
Operating Earnings (Loss) – Phosphate	$(48)	$(98)	$139
Operating Earnings – Potash	$177	$58	$157
Operating Earnings (Loss) – Mosaic Fertilizantes	$(422)	$(26)	$98
Operating Earnings (Loss) – Corporate and Other	$(79)	$(34)	$(56)
Net Income (Loss)	$(258)	$(519)	$238
Adjusted EBITDA(1)	$416	$505	$544
Adjusted EBITDA - Phosphate(1)	$115	$144	$276
Adjusted EBITDA - Potash(1)	$275	$336	$240
Adjusted EBITDA – Mosaic Fertilizantes(1)	$79	$45	$122
Adjusted EBITDA – Corporate and Other(1)	$(53)	$(20)	$(94)

Mosaic reported a first quarter net loss of $258 million, compared to net income of $238 million in the same quarter of 2025. First quarter results were negatively impacted by $323 million of pre-tax notable items. Mosaic recorded $442 million of charges stemming from the idling of Araxa and Patrocinio. One time asset write offs, severance and contract terminations were within the $350 – 400 million range mentioned in our April 8th press release with the total first quarter impact now higher as a result of additional period costs for accelerated depreciation and idle plant expenses associated with winding down these operations that will continue into the second quarter. Of the $442 million, $328 million is non-cash. Positive notable items primarily included mark-to-market adjustments related to the value of Mosaic’s holdings of Ma’aden shares and a gain from a land easement transaction.
First quarter adjusted EBITDA(1) totaled $416 million, down from $544 million in the same quarter last year, as higher phosphate sales volumes and lower conversion costs, along with higher potash prices, were offset by lower sales volumes and margins in Mosaic Fertilizantes and elevated raw material costs in Phosphate.

Selling, general, and administrative (SG&A) expenses were $136 million in the first quarter, compared to $123 million in the prior year period. The increase reflected a small bad debt reserve for a Brazilian customer and an adverse foreign exchange impact. Looking ahead, Mosaic has executed a cost saving initiative aimed at streamlining support functions. Annualized savings are expected to total $50 million, including $15 million to be realized in 2026. This is in addition to the previously announced value capture effort of $100 million across operations and SG&A.
The effective tax rate for the first quarter was 10.8%. The adjusted effective tax rate was 45.1% excluding the impacts from notable items. Cash taxes paid were $64 million in the first quarter.

Cash flow from operations was $104 million in the first quarter, compared to $43 million in the first quarter of 2025. The increase was driven by a $122 million reduction in phosphate segment finished product inventories that was partially offset by higher raw material prices and a seasonal working capital build in Mosaic Fertilizantes.
Free cash flow(1) in the first quarter of 2026 was $(253) million compared to $(298) million in the same quarter a year ago, reflecting normal seasonality and the factors outlined above.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Business Outlook and Capital Allocation Update
•Mosaic is closely monitoring raw material markets, particularly sulfur, which recently hit record prices because of limited availability. As a result, Mosaic has withdrawn its phosphate production guidance for 2026 as it reviews its operating plan for the rest of the year. As part of this review, Mosaic has taken initial steps to partially curtail production at Louisiana and Bartow and is scaling back additional production in Brazil.
•After careful review of the project portfolio, Mosaic has adjusted its 2026 capital expenditure guidance to $1.25 billion. Lower spending reflects an optimized project portfolio combined with the deferral of spending on less-time sensitive projects to future periods. Mosaic does not expect any material impact to medium term operating rates as a result of these actions.
•Mosaic executed real estate transactions in Florida in the first quarter that generated cash proceeds of $31 million.
•The sale of the Carlsbad, New Mexico potash mine was completed in April.
•Last month, Mosaic announced a plan to pursue strategic alternatives for its Araxa and Patrocinio assets in Brazil. These include a potential sale of Araxa and ongoing exploration of niobium opportunities at Patrocinio.
•The company paid a regular common dividend of $0.22 per share in the first quarter.

Potash Results and Outlook:

	Q1 2026	Q4 2025	Q1 2025
Net Sales - millions $	$667	$686	$570
Sales Volumes - million tonnes*	2.2	2.2	2.1
MOP Selling Price FOB mine - $ per tonne	$265	$264	$223
MOP Cash Cost of Production(1) - $ per tonne	$84	$77	$78
Gross Margin - $ per tonne	$88	$115	$80
Operating Earnings - millions $	$177	$58	$157
Segment Adjusted EBITDA(1) - millions $	$275	$336	$240
*Tonnes = finished product tonnes
The Potash segment reported net sales of $667 million in the first quarter of 2026, up from $570 million in the prior year period. Operating earnings were $177 million, up from $157 million in the first quarter of 2025. Adjusted EBITDA(1) was $275 million, up from $240 million in the same quarter last year. First quarter results reflected the benefit of higher prices that were partially offset by higher production costs.
First quarter sales volumes totaled 2.2 million tonnes, compared to 2.1 million tonnes in the prior year period. First quarter production volumes of 2.2 million tonnes were flat from the first quarter of 2025. Mosaic continues to expect total potash production of approximately 9 million tonnes in 2026, reflecting an expectation of strong production at Esterhazy that more than offsets the volume impact of the Carlsbad divestiture.
MOP cash cost of production per tonne(1) was $84 in the first quarter, up from $78 in the prior-year quarter. Costs were negatively impacted by a stronger Canadian dollar and higher royalty expenses. However, potash production costs are expected to trend lower through the remainder of the year with higher Esterhazy production volumes expected as the hydrofloat project reaches full production rates.
Second quarter sales volumes are expected to be in the range of 1.9 to 2.1 million tonnes, with realized mine gate MOP prices in the range of $260 to $280 per tonne.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Phosphate Results and Outlook:

	Q1 2026	Q4 2025	Q1 2025
Net Sales - billions $	$1.4	$1.0	$1.1
Sales Volumes - million tonnes*	1.9	1.3	1.5
DAP Selling Price FOB plant - $ per tonne	$668	$686	$623
Phosphate Cash Cost of Conversion(1) - $ per tonne	$124	$112	$134
Blended Rock Cost Consumed in COGS(1) - $ per tonne	$86	$84	$77
Gross Margin - $ per tonne	$2	$17	$111
Operating Earnings (Loss) – millions $	$(48)	$(98)	$139
Segment Adjusted EBITDA(1) - millions $	$115	$144	$276
*Tonnes = finished product tonnes
The Phosphate segment reported net sales of $1.4 billion in the first quarter of 2026, up from $1.1 billion in the prior year period. The segment reported an operating loss of $48 million during the period, compared to an operating profit of $139 million in the first quarter of 2025. Adjusted EBITDA(1) totaled $115 million, as compared to $276 million in the prior year period. First quarter results reflected a $280 million increase in raw material costs, partially offset by higher sales volumes and lower conversion costs.
First quarter sales volumes totaled 1.9 million tonnes, up from 1.5 million tonnes in the prior year period. Strong international demand drove sales, resulting in phosphate finished product inventories declining by approximately 300,000 tonnes in the first three months of 2026.
First quarter production volumes of 1.6 million tonnes were impacted by a major turnaround at our largest facility, New Wales, and a mix shift toward finished products requiring higher levels of phosphoric acid as a result of customer demand. Phosphoric acid production at the three remaining phosphate plants in the U.S. averaged operating rates of approximately 80% in the first quarter, which aligns with the normalized targeted rates. The New Wales turnaround was completed at the end of the quarter and production rates ramped through April. Looking ahead, Mosaic has withdrawn full year production guidance for the segment as it reviews its operating rates in the second half of the year in light of recent raw material market dynamics.
Cash cost of conversion(1) declined to $124 per tonne in the first quarter, from $134 per tonne in the same quarter last year but was above $112 per tonne in the fourth quarter of 2025. This was due to higher maintenance expenses and the volume impact from the New Wales turnaround. Idle and turnaround costs totaled $50 million during the quarter.
Raw materials in cost of goods sold averaged $379 per long ton for sulfur and $626 per tonne for ammonia in the first quarter of 2026. Raw material prices have continued to rise and are expected to be reflected in COGS over the coming quarters. In addition to its structural advantages in ammonia, Mosaic’s geographic location provides some advantaged access to sulfur supply, though recent market dynamics have reduced that advantage as refineries ramp up sulfur exports to benefit from global pricing. For ammonia, 80-85% of Mosaic’s U.S. consumption needs are met through production from Faustina, which continues to run at normal rates, and below-market supply contracts, some of which are tied directly to natural gas.
For the second quarter, Mosaic expects sales volumes of 1.4 to 1.7 million tonnes with DAP prices averaging $760 to $780 per tonne on an FOB basis. Second quarter sales volumes reflect partial curtailments at Louisiana and Bartow.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic Fertilizantes Results and Outlook:

	Q1 2026	Q4 2025	Q1 2025
Net Sales - millions $	$937	$1,146	$934
Sales Volumes - million tonnes*	1.6	2.1	1.8
Sales Volumes of produced product – million tonnes(2)	0.6	0.6	0.7
Average Finished Product Selling Price - $ per tonne	$527	$493	$452
Phosphate Cash Cost of Conversion(1) - $ per tonne	$113	$113	$87
Phosphate Blended Rock Cost Consumed in COGS - $ per tonne	$104	$98	$97
Gross Margin - $ per tonne	$22	$10	$69
Operating Earnings (Loss) – millions $	$(422)	$(26)	$98
Segment Adjusted EBITDA(1) – millions $	$79	$45	$122
*Tonnes = finished product tonnes sold to third parties
Mosaic Fertilizantes reported net sales of $937 million in the first quarter of 2026 compared to $934 million in the prior year period. The decision to idle operations at Araxa and Patrocinio resulted in charges totaling $442 million, which led to a first quarter operating loss of $422 million. This compares to operating earnings of $98 million in the first quarter of 2025. Adjusted EBITDA(1) totaled $79 million, compared to $122 million in the prior year period. First quarter results were impacted by lower sales volumes and distribution margins per tonne. The results also reflect lower production margins driven by higher sulfur costs, which were partially offset by higher phosphate prices.
Segment gross margin per tonne was $22 in the first quarter of 2026, compared to $69 in the prior year period. Ongoing credit constraints in Brazil resulted in compressed segment distribution margins during the quarter relative to historical levels, though first quarter margins were sequentially higher than margins realized at the end of 2025. In Fertilizantes production, margins were impacted unfavorably by elevated sulfur costs, product mix, and foreign exchange, partially offset by higher finished product prices. Phosphate cash cost of conversion per tonne(1) averaged $113, compared to $87 in the first quarter of 2025. Cost saving initiatives across the segment, including the decision to idle and demobilize high-cost production at Araxa, are expected to result in unit cost improvements over the long term.
Given the uncertainty around global fertilizer and raw material availability, Mosaic is not providing second quarter adjusted EBITDA guidance for Mosaic Fertilizantes, particularly as it evaluates production operating rates in the second half of the year.
Mosaic Biosciences Update
Mosaic Biosciences is expected to launch 8-10 new products(3) in 2026, inclusive of two products launched in the first quarter. Revenues in 2026 are expected to double 2025 net sales of $68 million.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Represents volumes produced in Brazil and sold directly to third parties or through distribution.
(3)New products are defined as new brands or existing brands launched in new geographies.

Market Update
Agricultural commodity prices have risen since the start of the year as markets factor healthy global demand for grains and oilseeds with the potential for near term productivity risks. Significant nutrient removal from the soil over the past year combined with increasing supply disruptions now affecting fertilizer application rates is leading to a higher risk of negative yield impacts around the world, which could support further ag commodity price appreciation and normalized fertilizer demand.
Markets for phosphate and related raw materials remain dynamic, with production and logistic disruptions impacting ammonia and sulfur. Both key raw materials have seen significant price appreciation, with sulfur having recently reached levels in excess of $1,200 per tonne. Prices for finished phosphate fertilizers have also risen, mitigating some of the impact of raw materials, but benchmark stripping margins are under pressure, and this has resulted in global production curtailments and export bans. While global demand will be constrained by available supply, diverging regional demand trends have emerged. Cautious purchasing in the Americas is being offset by stronger demand in Asia, particularly India whose government has signaled continuing subsidy support. This current environment appears temporary, though the timing of a resolution to geopolitical events driving these dynamics is uncertain.
Potash market fundamentals remain balanced, and nutrient prices have increased through the North American spring planting season. Global growers are finding good value at today’s prices relative to other nutrients, and this has underpinned demand around the world. North American demand has been resilient, while China and Brazil both set first quarter potash import records as they sought to replenish inventories. Canpotex is fully committed through June.
2026 Guidance Summary

Full Year 2026
Potash Production Volumes - million tonnes	9.0
Total Capital Expenditures - billions $	$1.25
Depreciation, Depletion & Amortization - billions $	$1.1 - $1.2
Selling, General, and Administrative Expense - millions $	$520 - $540
Net Interest Expense - millions $	$200 - $220
Adjusted Effective Tax Rate	High 20’s – Low 30’s%
Cash Tax - millions $	$275 - $325

Second Quarter 2026
Phosphate Sales Volumes - million tonnes	1.4 -1.7
DAP FOB Plant Prices - $ per tonne	$760 - $780
Potash Sales Volumes - million tonnes	1.9 - 2.1
MOP FOB Mine Prices - $ per tonne	$260 - $280

Sensitivities Table

The Company provided the following sensitivities to help investors anticipate the potential impact of price movements. These sensitivities are based on 2025 actual realized pricing and sales volumes.

Sensitivity	Full year adj. EBITDA impact(1)	2025 Actual
Average MOP Price / tonne (fob mine)	$10/mt price change = $83 million (4)	$255
Average DAP Price / tonne (fob plant)	$10/mt price change = $60 million	$670
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4) Includes impact of Canadian Resource Tax

About The Mosaic Company

The Mosaic Company (NYSE: MOS) helps the world grow the food it needs. Headquartered in Tampa, Florida, Mosaic is a leading producer and marketer of potash and phosphate fertilizer which are essential inputs for the world’s farmers. Through the Mosaic Biosciences platform, the company is advancing the next generation of biological solutions designed to improve nutrient use efficiency, strengthen crop performance, and support more sustainable agricultural systems. As a Fortune 500 company with 13,000 employees serving customers in more than 40 countries, Mosaic is helping build resilient and productive food systems for the future. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on May 11, 2026, at 11:00 a.m. Eastern Time to discuss first quarter 2026 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available for up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such statements may include, but are not limited to, statements about future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic
Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks, including the impact of U.S.
tariffs and retaliatory tariffs on economic conditions; and other risks associated with Mosaic’s international operations; a material adverse change in our Ma'aden investment with respect to the financial position, performance, operations or prospects of
Ma'aden; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; ;the potential for curtailments, slowdowns, or temporary shutdowns of production due to market conditions, input availability, transportation constraints, or other operational factors; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of America or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share, or adjusted EPS, non-GAAP adjusted EBITDA, non-GAAP cash cost of conversion or production per tonne, or non-GAAP adjusted effective tax rate, collectively referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and adjusted EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives and equity securities, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended June 30, 2024 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended March 31, 2026, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.86):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$24	$(2)	$0.06
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(2)	—	—
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(15)	1	(0.04)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	112	(8)	0.33
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(2)	—	(0.01)
Environmental reserves	Phosphate	Other operating income (expense)/Noncontrolling Interest	(21)	1	(0.06)
Gain on sale of land	Phosphate	Other operating income (expense)	31	(2)	0.09
Loss on assets held for sale and other assets	Brazil	Loss on assets to be sold/Other operating income (expense)	(302)	59	(0.76)
Restructuring and cost reduction actions	Consolidated	Other operating income (expense)/SG&A	(98)	7	(0.29)
Accelerated depreciation	Brazil	Cost of goods sold	(26)	2	(0.08)
Closed and indefinitely idled facility costs	Brazil	Other operating income (expense)	(24)	2	(0.07)
Discrete Tax	Corporate	(Provision for) benefit from income taxes	—	(10)	(0.03)
Total Notable Items			$(323)	$50	$(0.86)
For the three months ended March 31, 2025, the company reported the following notable items which, combined, positively impacted earnings per share by $0.26:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$148	$(43)	$0.33
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	59	(17)	0.13
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(14)	3	(0.03)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	(117)	34	(0.26)
ARO Adjustment	Phosphate	Other operating income (expense)	(2)	1	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	30	0.09
Total Notable Items			$74	$8	$0.26

Condensed Consolidated Statements of Earnings (Loss)
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2026	2025
Net sales	$2,998.0	$2,620.9
Cost of goods sold	2,762.4	2,132.5
Gross margin	235.6	488.4
Selling, general and administrative expenses	135.9	122.6
Loss on assets to be sold	232.6	—
Other operating expense	240.0	27.3
Operating earnings (loss)	(372.9)	338.5
Interest expense, net	(55.3)	(40.7)
Foreign currency transaction gain	37.6	133.1
Other income (expense)	104.7	(118.1)
Earnings (loss) from consolidated companies before income taxes	(285.9)	312.8
(Benefit) provision for income taxes	(31.0)	63.3
Earnings (loss) from consolidated companies	(254.9)	249.5
Equity in net earnings of nonconsolidated companies	0.4	0.5
Net earnings (loss) including noncontrolling interests	(254.5)	250.0
Less: Net earnings attributable to noncontrolling interests	3.1	11.9
Net earnings (loss) attributable to Mosaic	$(257.6)	$238.1
Diluted net earnings (loss) per share attributable to Mosaic	$(0.81)	$0.75
Diluted weighted average number of shares outstanding	317.5	318.2

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$281.8	$276.6
Receivables, net, including affiliate receivables of $85.1 and $126.3, respectively	1,015.9	1,078.6
Inventories	3,422.9	3,363.0
Assets held for sale	159.2	73.5
Other current assets	461.0	445.8
Total current assets	5,340.8	5,237.5
Property, plant and equipment, net of accumulated depreciation of $11,281.6 and $11,126.0, respectively	13,678.2	13,982.6
Equity securities and investments in nonconsolidated companies	1,964.1	1,848.2
Goodwill	988.9	1,005.1
Deferred income taxes	988.3	811.6
Other assets	1,608.2	1,595.1
Total assets	$24,568.5	$24,480.1
Liabilities and Equity
Current liabilities:
Short-term debt	$1,202.3	$759.9
Current maturities of long-term debt	49.4	43.1
Structured accounts payable arrangements	399.4	480.1
Accounts payable, including affiliate payables of $173.7 and $115.2, respectively	1,085.0	1,171.9
Accrued liabilities	1,417.3	1,472.5
Liabilities held for sale	134.2	55.3
Total current liabilities	4,287.6	3,982.8
Long-term debt, less current maturities	4,271.1	4,250.9
Deferred income taxes	1,050.6	1,000.8
Other noncurrent liabilities	3,001.4	3,011.4
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 391,790,976 shares issued and 317,846,644 shares outstanding as of March 31, 2026, 395,125,254 shares issued and 317,408,647 shares outstanding as of December 31, 2025	3.2	3.2
Capital in excess of par value	35.1	29.2
Retained earnings	13,856.9	14,184.4
Accumulated other comprehensive loss	(2,091.2)	(2,131.9)
Total Mosaic stockholders' equity	11,804.0	12,084.9
Noncontrolling interests	153.8	149.3
Total equity	11,957.8	12,234.2
Total liabilities and equity	$24,568.5	$24,480.1

Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2026	2025
Cash Flows from Operating Activities:
Net earnings (loss) including noncontrolling interests	$(254.5)	$250.0
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	316.6	243.0
Deferred and other income taxes	(85.9)	(11.0)
Equity in net (earnings) of nonconsolidated companies, net of dividends	(0.3)	(0.4)
Accretion expense for asset retirement obligations	34.2	32.2
Share-based compensation expense	10.3	9.3
Unrealized (gain) loss on equity securities	(112.5)	116.6
Unrealized (gain) loss on derivatives	1.2	(57.7)
Foreign currency adjustments	(63.1)	(159.0)
Impairment of assets held for sale	232.6	—
Other	97.0	11.4
Changes in assets and liabilities:
Receivables, net	58.4	59.6
Inventories	(7.4)	(162.4)
Other current and noncurrent assets	(16.9)	55.1
Accounts payable and accrued liabilities	(66.4)	(259.8)
Asset retirement obligations	(49.9)	(66.3)
Other noncurrent liabilities	10.8	(17.7)
Net cash provided by operating activities	104.2	42.9
Cash Flows from Investing Activities:
Capital expenditures	(356.8)	(340.8)
Purchases of available-for-sale securities - restricted	(544.9)	(102.5)
Proceeds from sale of available-for-sale securities - restricted	504.1	97.1
Proceeds from sale of fixed assets	31.4	5.8
Other	(2.8)	(0.4)
Net cash used in investing activities	(369.0)	(340.8)
Cash Flows from Financing Activities:
Short-term debt, net	342.0	185.8
Inventory financing arrangement, net	101.1	202.1
Structured accounts payable arrangements, net	(84.4)	(22.8)
Long-term debt, net	(16.7)	(11.7)
Cash dividends paid	(70.8)	(70.9)
Other	(8.2)	(10.5)
Net cash provided by financing activities	263.0	272.0
Effect of exchange rate changes on cash	2.2	(0.4)
Net change in cash, cash equivalents and restricted cash	0.4	(26.3)
Cash, cash equivalents and restricted cash - beginning of period	298.6	305.0
Cash, cash equivalents and restricted cash - end of period	$299.0	$278.7

Condensed Consolidated Statements of Cash Flows (Continued)
(in millions, except per share amounts)

	Three Months Ended

	March 31, 2026	March 31, 2025
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$281.8	$259.2
Restricted cash in other current assets	3.4	8.6
Restricted cash in other assets	13.8	10.9
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$299.0	$278.7

Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended March 31,
	2026	2025
Net income (loss) attributable to Mosaic	$(257.6)	$238.1
Basic weighted average number of shares outstanding	317.5	317.0
Dilutive impact of share-based awards	—	1.2
Diluted weighted average number of shares outstanding	317.5	318.2
Basic net income (loss) per share attributable to Mosaic	$(0.81)	$0.75
Diluted net income (loss) per share attributable to Mosaic	$(0.81)	$0.75
Notable items impact on net income (loss) per share attributable to Mosaic	0.86	(0.26)
Adjusted diluted net income per share attributable to Mosaic	$0.05	$0.49

Free Cash Flow

	Three months ended March 31,
	2026	2025
Net cash provided by operating activities	$104.2	$42.9
Capital expenditures	(356.8)	(340.8)
Free cash flow	$(252.6)	$(297.9)

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Consolidated net earnings (loss) attributable to Mosaic	$(258)	$(519)	$238
Less: Consolidated interest expense, net	(55)	(48)	(41)
Plus: Consolidated depreciation, depletion and amortization	317	268	243
Plus: Accretion expense	35	32	32
Plus: Share-based compensation expense	10	6	10
Plus: (Benefit) provision for income taxes	(31)	256	63
Plus: Notable items	288	414	(83)
Adjusted EBITDA	$416	$505	$544

Income Tax Effective Tax Rate (in millions)	Three months ended March 31,
2026
Income Tax (Benefit) Expense	$(31)
Earnings (Loss) Before Tax	$(286)
Effective Tax Rate	10.9%

Income Tax (Benefit) Expense	$(31)
Tax Allowance Reversal	7
Tax Expense on All Other Notable Items (see notable items table for details of these items)	43
Adjusted Income Tax (Benefit) Expense	$19

Earnings (Loss) Before Tax	$(286)
Earnings Impact of All Notable Items (including non-controlling interest)	328
Adjusted Earnings Before Tax	$42

Adjusted Effective Tax Rate	45.1%

	Three months ended
	March 31,	December 31,	March 31,
Potash Earnings (in millions)	2026	2025	2025
Operating Earnings	$177	$58	$157
Plus: Depreciation, Depletion and Amortization	90	83	81
Plus: Accretion Expense	4	3	3
Plus: Foreign Exchange Gain (Loss)	(56)	46	13
Plus: Other Income (Expense)	3	1	(1)
Plus: Notable Items	57	145	(13)
Adjusted EBITDA	$275	$336	$240

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	March 31,	December 31,	March 31,
Phosphate Earnings (in millions)	2026	2025	2025
Operating Earnings (Loss)	$(48)	$(98)	$139
Plus: Depreciation, Depletion and Amortization	151	130	113
Plus: Accretion Expense	26	25	25
Plus: Foreign Exchange Gain (Loss)	(1)	(3)	(3)
Plus: Other Income (Expense)	(9)	5	—
Less: Earnings from Consolidated Noncontrolling Interests	4	—	8
Plus: Notable Items	—	85	10
Adjusted EBITDA	$115	$144	$276

	Three months ended
	March 31,	December 31,	March 31,
Mosaic Fertilizantes Earnings (in millions)	2026	2025	2025
Operating Earnings (Loss)	$(422)	$(26)	$98
Plus: Depreciation, Depletion and Amortization	66	46	38
Plus: Accretion Expense	5	4	4
Plus: Foreign Exchange Gain (Loss)	30	(57)	41
Plus: Other Income (Expense)	(2)	(2)	(1)
Less: Earnings from Consolidated Noncontrolling Interests	—	1	1
Plus: Notable Items	402	81	(57)
Adjusted EBITDA	$79	$45	$122

	Three months ended
	March 31,	December 31,	March 31,
Corporate and Other Earnings (in millions)	2026	2025	2025
Operating Earnings (Loss)	$(79)	$(34)	$(56)
Plus: Depreciation, Depletion and Amortization	10	9	11
Plus: Accretion Expense	10	6	10
Plus: Foreign Exchange Gain (Loss)	64	(15)	82
Plus: Other Income (Expense)	113	(89)	(116)
Less: Earnings from Consolidated Noncontrolling Interests	—	—	2
Plus: Notable Items	(171)	103	(23)
Adjusted EBITDA	$(53)	$(20)	$(94)

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Potash
Total COGS	$476	$430	$402
Depreciation & accretion expense	93	86	84
Canadian Resource Taxes	67	77	47
Change in Inventory	31	(1)	(27)
Non-MOP Production Costs	105	104	128
Total MOP Cash Costs	$180	$164	$170
Production tonnes (thousands)	2,131	2,128	2,169
MOP Cash Costs of Production per production tonne	$84	$77	$78

Phosphate
Total COGS	$1,423	$992	$931
Depreciation & accretion expense	141	147	132
Miski Mayo costs	54	60	51
Raw material COGS and product freight	578	332	282
Change in Inventory	85	(111)	(71)
Non Production Costs	246	245	216
Cash cost of U.S. Mined Rock	116	133	130
U.S. Rock Production tonnes (thousands)	1,848	2,290	2,391
Cash costs of U.S. mined rock/production tonne	$63	$58	$54
Phosphate cash costs of conversion	$203	$186	$191
Production tonnes (thousands)	1,642	1,666	1,423
Phosphate cash costs of conversion per production tonne	$124	$112	$134

Fertilizantes
Total COGS	$902	$1,125	$807
Distribution product costs	644	829	606
Depreciation & accretion expense	70	50	43
Change in Inventory	(26)	(14)	(78)
Non Production Costs	59	83	65
Rock cash costs of production	81	92	85
Potash cash costs of production	—	8	18
Phosphate cash costs of conversion	$74	$77	$68
Production tonnes (thousands)	656	683	778
Phosphate cash costs of conversion per production tonne	$113	$113	$87